SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 3, 2001

Date of report (Date of earliest event reported)

GalaGen Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-27976	41-1719104

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Carlson Parkway , Suite 301 Minnetonka, Minnesota	55305

(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (952) 258-5500

(Registrant’s Telephone Number, Including Area Code)

Item 2. Acquisition or Disposition of Assets.

             On August 3, 2001, GalaGen Inc. (the “Company”) sold all of the assets related to its critical care enteral nutrition products business (the “Assets”) to Hormel HealthLabs (“HHL”), a subsidiary of Hormel Foods Corporation, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) by and between HHL and the Company dated as of August 2, 2001.  As discussed below, the Company had previously entered into a licensing and distribution agreement with HHL in July 1999. As consideration for the Assets, HHL paid the Company $1,000,000 less unearned amounts as of the date of the transaction from an advance of royalties and expenses by HHL discussed below.

             In July 1999, the Company entered into a licensing and distribution agreement with HHL.  The licensing agreement granted worldwide rights to manufacture, distribute, market and sell the Company’s previously acquired line of critical care enteral nutrition products and formulas.  Under the terms of the agreement, HHL paid monthly royalties, subject to an annual minimum royalty, to the Company based upon net sales of the specified products and reimbursed the Company for expenses associated in supporting the specified products.  HHL commenced selling the critical care products on a limited basis in September 1999, and on an exclusive basis effective October 1999.

             In June 2001, HHL paid the Company a $100,000 advance on royalties and expense reimbursements related to the licensing agreement. As of June 30, 2001, $62,033, representing May and June 2001 royalties earned and expense reimbursements, had been applied against the advance payment leaving $37,967 to be applied towards future royalties and expense reimbursements.

             The terms of the Purchase Agreement, including the aggregate consideration received by the Company, were determined through negotiations between the management of the Company and the management of HHL and were approved by the board of directors of the Company.

Item 7.              Financial Statements and Exhibits.

(b)	Pro Forma Financial Information

The required pro forma financial information is unavailable as of the date of this filing. Such information will be filed on or before the sixtieth day following the filing date of this Current Report on Form 8–K.

(c)	Exhibits

	2	Asset Purchase Agreement by and between Hormel HealthLabs, Inc. and GalaGen Inc., dated as of August 2, 2001. The Registrant hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

SIGNATURE

             Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 17, 2001

GALAGEN INC.
(Registrant)

By	/s/ Henry J. Cardello

Henry J. Cardello
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.

2	Asset Purchase Agreement by and between Hormel HealthLabs, Inc. and GalaGen Inc., dated as of August 2, 2001. The Registrant hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.